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                                                                     EXHIBIT 2.1


                       FIRST AMENDMENT TO OPTION AGREEMENT

         This FIRST AMENDMENT dated December 31, 1997 (the "Amendment") to the Option Agreement dated December 18, 1996 (the "Option Agreement"), by and between Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE"), and The Southern Venture Fund II, L.P., a Delaware limited partnership ("SVFII").

                                   WITNESSETH:

         WHEREAS, pursuant to the Option Agreement, SVFII has granted to HIE an option (the "Option") to purchase SVFII's entire interest in Criterion Health Strategies, Inc. (f/k/a Alpha Development Corp.), a Tennessee corporation ("CHS"), for 416,666 shares of HIE common stock, par value $.01 per share ("HIE Common Stock"), subject to adjustment if the HIE Common Stock is less than $4.80 per share on the date of the notice of exercise of the Option; and

         WHEREAS, HIE and SVFII have agreed to amend the Option Agreement and that certain Stock Purchase Warrant dated December 18, 1996 between HIE and SVFII (the "Warrant") in order to (i) fix the exercise price of the Option at a set number of shares of HIE Common Stock and (ii) adjust the per share exercise price of the Warrant from $4.5625 to the fair market value of the HIE Common Stock as of the closing date for the Option exercise;

         NOW, THEREFORE, in consideration of the premises hereof and the mutual benefits to be derived hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HIE and SVFII agree to amend the Option Agreement as follows:

         1. At or prior to the Option Closing, SVFII shall deliver the Warrant to HIE for cancellation, and HIE shall issue and deliver a Restated and Amended Stock Purchase Warrant, in the form of Exhibit A hereto, to SVFII. References in the Option Agreement to the "Warrant" shall thereafter refer to such Restated and Amended Stock Purchase Warrant.

         2. Section 3 of the Option Agreement is hereby amended to provide that the exercise price of the Option will not be subject to adjustment. In order to effectuate this change, Section 3(a) is hereby deleted in its entirety and the following is substituted in lieu thereof:

            (a) Number of HIE Shares. The number of HIE Shares to be delivered to SVFII upon exercise of the Option shall be 416,666 shares of HIE Common Stock.

         3. Section 6(d) of the Option Agreement is hereby amended to provide that any notice or other communication by any party hereto to the other parties shall be in writing and shall be given, and be deemed to have been given, if delivered by facsimile in addition to the other methods set forth in Section 6(d) of the Option Agreement.

         4. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and all such counterparts or facsimile copy thereof shall be deemed to be an original instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                   HEALTHDYNE INFORMATION ENTERPRISES, INC.

                                   By:           /s/ Joseph G. Bleser
                                       ----------------------------------------
                                       Name:    Joseph G. Bleser
                                       Title:   Executive Vice President and
                                                Chief Financial Officer

                                   THE SOUTHERN VENTURE FUND II, L.P.

                                   By: Its General Partner
                                       SV Partners II, L.P.

                                   By:           /s/ J. Donald McLemore, Jr.
                                       ----------------------------------------
                                       Name:    J. Donald McLemore, Jr.
                                       Title:   Partner


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